Exhibit 10.10

AMENDMENT NO. 1 TO

OFFICE AND WAREHOUSE LEASE AGREEMENT

THIS AMENDMENT NO. 1 is entered into as of February 21, 2011 (the “Amendment”) between Amnet Holdings, LLC (the “Landlord”) and World of Jeans & Tops, dba Tilly’s, (the “Tenant”) to the Office and Warehouse Lease agreement dated as of November 1, 2010 (the “Lease”).

RECITAL

Whereas Landlord and Tenant desire to amend the terms of the Lease to provide Tenant with less square feet in the Building (as defined in the Lease).

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by both the parties, Tenant and Landlord agree to amend the Lease as follows:

1. Section 1.6 Premises Address is amended by adding the following additional sentence at the end of the paragraph:

Beginning March 1, 2011, Landlord will decrease the size of warehouse space available in the Premises to approximately 13,270 square feet, as shown on Exhibit B attached.

2. Section 1.9 Minimum Monthly Rental and Minimum Rental Amount is amended by adding the following additional sentence to the end of the paragraph:

Beginning March 1, 2011, Tenant will pay Landlord the Minimum Monthly Rental amount of Fifteen Thousand Five Hundred Sixty One and 60/100 Dollars ($15,561.60).

3. Section 1.11 Security Deposit is amended by adding the following additional sentence at the end of the paragraph:

Beginning March 1, 2011, the Security Deposit will be reduced to Thirty Five Thousand Four Hundred Ninety Nine and 80/100 Dollars ($35,499.80).

4. Section 4.1 Minimum Monthly Rental is deleted in its entirety and replaced with:

Minimum Monthly Rental. Tenant agrees to pay to Landlord as minimum monthly rental, without prior notice or demand and without setoff or deduction for the premises the amount set forth in Section 1.9 on or before the first (1st) day of the first full calendar month of the term hereof and a like sum on or before the first day of each and every successive calendar month thereafter during the period of the tenancy except that the first month’s rental shall be paid upon the execution hereof. If Tenant is granted occupancy prior to the Commencement Date then, (a) Tenant shall pay in advance an occupancy fee equal to one-fifth of the minimum monthly rental amount for each day of such early occupancy, and (b) such early occupancy shall not affect the termination date of this Agreement.

5. Section 5 Security Deposit is amended by deleting the first sentence and replacing it with the following sentence:

Tenant has deposited with Landlord the sum set forth in Section 1.11, which represents the security deposit (“Security Deposit”).

6. This Amendment together with the Lease contain all of the agreements and conditions made between the parties and may not be modified orally or in any other manner other than by agreement in writing signed by all parties or their respective successors in interest. This Amendment will be governed by California law.

IN WITNESS WHEREOF the undersigned have executed this Amendment No. 1 as of the date written above.

Landlord		Tenant

/s/ Hezy Shaked		/s/ William Langsdorf
Name:	Hezy Shaked	Name:	Bill Langsdorf
Title:	Manager	Title:	Senior Vice President and Chief Financial Officer